Exhibit (B)(5)

LIMITED LIABILITY COMPANY AGREEMENT

OF

LYONDELLBASELL FLAVORS & FRAGRANCES, LLC

This Limited Liability Company Agreement (this “Agreement”) dated October 23, 2009, by LyondellBasell F&F Holdco, LLC, Delaware Limited Liability Company, its sole member.

WHEREAS, a Certificate of Formation of LyondellBasell Flavors & Fragrances, LLC (the “Company”) was filed with the Secretary of State of the State of Delaware on October 23, 2009; and

WHEREAS, it is desired that the orderly management of the affairs of the Company be provided for;

NOW, THEREFORE, it is agreed as follows:

ARTICLE I.

DEFINITIONS

The following terms used in this Agreement shall have the following respective meanings (unless otherwise expressly provided herein):

“Delaware Act” shall mean the Delaware Limited Liability Company Act, as the same may be amended from time to time hereafter.

“Entity” shall mean any foreign or domestic general partnership, limited partnership, limited liability company, corporation, joint enterprise, trust, business trust, employee benefit plan, cooperative or association.

“Member” shall have the meaning given to it in Article III.

“Person” shall mean any individual or Entity, and any heir, executor, administrator, legal representative, successor or assign of such “Person” where the context so admits.

ARTICLE II.

FORMATION OF THE COMPANY

2.1 Formation. On October 23, 2009, the Certificate of Formation of the Company was filed with the Secretary of State of the State of Delaware pursuant to the Delaware Act.

2.2 Name. The name of the Company is LyondellBasell Flavors & Fragrances, LLC. If the Company shall conduct business in any jurisdiction other than the State of Delaware, it shall register the Company or its trade name with the appropriate authorities in such state in order to have the legal existence of the Company recognized.

2.3 Term. The Company and this Agreement shall continue in perpetual existence until such time as the Company’s existence has been terminated as provided herein or in the Delaware Act.

ARTICLE III.

INITIAL MEMBER

The name and place of business of the Member (the “Member”) is as follows:

LyondellBasell F&F Holdco, LLC

c/o Lyondell Chemical Company

1221 McKinney Street, Suite 700

Houston, Texas 77010

ARTICLE IV.

RIGHTS AND DUTIES OF MEMBER

4.1 Management. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed by, its Member.

4.2 Officers. The Member may elect the officers of the Company, who shall hold the respective offices specified by the Member for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Member. Any officer elected by the Member may be removed at any time by the Member.

ARTICLE V.

INDEMNIFICATION

5.1 Indemnification. Each Person who at any time shall be, or shall have been, a Member or officer of the Company shall be entitled to indemnification as and to the fullest extent permitted by the provisions of Delaware law or any successor statutory provisions, as from time to time amended. The foregoing right of indemnification shall not be deemed exclusive of any other rights to which such indemnified Person may be entitled as a matter of law or under this Agreement, any other agreement or otherwise, both as to any action in an official capacity and as to any action in another capacity while holding such office.

ARTICLE VI.

DISTRIBUTIONS

6.1 Distributions. From time to time, the Member may determine the amount of the Company’s cash on hand, if any, that is to be distributed, and any such amounts shall be distributed to the Member.

ARTICLE VII.

MISCELLANEOUS PROVISIONS

7.1 Application of Delaware Law. This Agreement, and the application or interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Delaware, and specifically the Delaware Act.

7.2 Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

7.3 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other rights or remedies. Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

7.4 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

7.5 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first written above.

LyondellBasell F&F Holdco, LLC

By:
Name:	Craig Glidden
Title:	Executive Vice President and Chief Legal Officer